UNITED STATES
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Fifth Street Senior Floating Rate Corp.

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FIFTH STREET SENIOR FLOATING RATE CORP. ISSUES LETTER TO STOCKHOLDERS

Highlights Ironsides’ Nominees’ Poor Track Record and Self-Interested Proposals

FSFR Board and its Nominees are Highly Engaged, Experienced and Aligned with Stockholders

FSFR Urges Stockholders to Protect the Value of Their Investment and

Vote the WHITE Proxy Card for FSFR’s Director Nominees TODAY

GREENWICH, CT, March 14, 2016 – Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR” or the “Company”) announced today that it has filed and is mailing a letter to stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders to be held on April 7, 2016.

The letter highlights the FSFR Board of Directors’ efforts to drive enhanced performance as well as the expertise of its directors, including the two standing for re-election at the 2016 Annual Meeting, Ivelin Dimitrov and Brian Dunn.

The letter goes on to cite the many risks of the proposals, as well as the poor track record of the nominees, put forth by Ironsides Partners Special Situations Master Fund II L.P. (“Ironsides”). Specifically, the letter outlines:

•	The less than stellar track record of MVC Capital, Inc. during Ironsides’ founder and CIO Robert Knapp’s lengthy leadership tenure on its board of directors, which includes poor operating performance and inability to timely file its financials with the Securities and Exchange Commission (“SEC”);

•	Richard Cohen’s repeated rejections as a nominee to other boards of directors; and

•	Ironsides’ misleading statements about a possible FSFR sale or business combination, which would almost certainly not be in the best interests of all FSFR stockholders.

This letter and other, previously mailed materials regarding the Board of Directors’ recommendations for the FSFR 2016 Annual Meeting, including a Fact Sheet outlining the key reasons to support FSFR’s Board and nominees, have been filed with the SEC, and can be found on the Investor Relations section of the Company’s website at fsfr.fifthstreetfinance.com.

The full text of the letter follows:

Dear Fellow Stockholder,

In just a few short weeks, you will be asked to make an important decision regarding the future of Fifth Street Senior Floating Rate Corp. (“FSFR” or the “Company”).

On April 7, 2016, at this year’s Annual Meeting of Stockholders, FSFR stockholders will be faced with a stark choice: to support the Company’s director nominees, with their intimate knowledge of our business and commitment to creating value for all stockholders; or to elect the nominees of one dissident, short-term stockholder, who bring a poor track record and little to no relevant experience that is not already well represented on FSFR’s Board of Directors.

We urge you to protect the value of your investment by voting the WHITE proxy card for FSFR’s experienced and highly qualified director nominees, and against the disruptive and harmful proposals put forward by Ironsides Partners Special Situations Master Fund II L.P. (“Ironsides”).

THE FSFR BOARD AND ITS NOMINEES ARE

HIGHLY ENGAGED, EXPERIENCED AND ALIGNED WITH STOCKHOLDERS

The FSFR Board of Directors and management team are focused on enhancing value for all FSFR stockholders. We have taken—and will continue to take—substantial steps to drive strong performance and profitable growth across the Company. FSFR has very carefully considered the composition of its Board of Directors. Your seven directors are talented, seasoned professionals, each of whom brings an array of experience and expertise vital to the Company’s success.

FSFR’s directors, including Ivelin Dimitrov and Brian Dunn, who are up for election at the upcoming Annual Meeting, are committed to promoting value for all stockholders and continuing to execute on a number of strategic priorities to drive enhanced value for all FSFR stockholders. Under the Board’s guidance, the Company has continually stood out among its peer group—a group of 18 externally managed BDCs—in the following ways:

✓	One of the lowest base management fees among its BDC peers, with only one out of the 18 peer companies paying a lower fee;

✓	An efficiency ratio of total non-interest expenses to total investment income of 37.6%, below the 40.2% median ratio for its peer group; and

✓	An expense ratio of total non-interest expenses to average assets of only 2.5%, with only three of 18 peers reporting a lower ratio.

The Company’s nominees continue to be critical for FSFR to maintain its strong position compared to its peers and executing on the Company’s strategy to enhance value for all stockholders.

•	Ivelin M. Dimitrov: As CEO of FSFR and CIO of the Fifth Street platform, Mr. Dimitrov’s knowledge of the Company’s business, operations and strategy is unparalleled. He is deeply invested in the Company’s success and brings substantial experience in financial analysis, underwriting, valuation and investment research.

•	Brian S. Dunn: With 19 years of marketing, logistical and entrepreneurial experience working at consumer-oriented companies, Mr. Dunn provides invaluable guidance and a unique perspective to our Board. Mr. Dunn’s history and dedication to the FSFR Board provides him with important institutional knowledge of the Company, its operations, as well as the business and regulatory issues facing BDCs.

A VOTE FOR IRONSIDES IS A VOTE FOR RISK AND UNCERTAINTY

Alternatively, voting for Ironsides’ nominees and supporting its proposals, which would terminate FSFR’s existing agreement with its investment advisor, Fifth Street Management LLC (“FSM”), would be highly detrimental to the Company. In addition to the numerous risks that would result from removing FSM as FSFR’s investment advisor, Ironsides’ nominees—Robert C. Knapp and Richard W. Cohen—bring little to the table besides the expectation that they will support Ironsides’ value-destroying agenda. In fact, Mr. Knapp said in a recent interview, “I’m not saying we can run the company better…”1

ROBERT KNAPP’S QUESTIONABLE BDC TRACK RECORD:

HISTORY AT MVC CAPITAL SUGGESTS A
NEGATIVE IMPACT ON FSFR AND ITS STOCKHOLDERS

Mr. Knapp, founder and CIO of Ironsides, has served on the board of directors of MVC Capital Inc. (“MVC Capital” or “MVC”)—an externally-managed BDC like FSFR—for over 13 years. During that time he has acted as Lead Independent Director, member of the Compensation Committee and Chairman of the Valuation Committee. Over the course of his lengthy tenure as a key member of the board, MVC Capital has been plagued with issues, including loss of capital, poor credit performance, high fees and depressed trading. His less than stellar track record has led to multiple concerns regarding Mr. Knapp, including:

•	MVC Capital has consistently maintained, and received board approval for, higher management fees. Ironsides has criticized FSFR’s management and incentive fee structure claiming that Mr. Knapp will work to lower these fees should he win a seat on the FSFR Board. Yet MVC Capital has a 1.5% management fee, as compared with FSFR’s 1% fee, one of the lowest in the sector. MVC also has a 20% incentive fee above a 7% hurdle and no total return hurdle. As a board member of MVC, Mr. Knapp has not followed his own advice, and it is clear that FSFR’s current directors are more committed than Mr. Knapp to ensuring that management fees remain low and closely tied to performance.

•	MVC Capital has the worst efficiency ratio among the companies in FSFR’s peer group. While FSFR’s ratio of total non-interest expenses to total investment income was 37.6% for the last fiscal year—and the median for FSFR’s peer group was 40.2%—MVC Capital reported an abysmal 84.8% efficiency ratio, worse than all the companies in FSFR’s peer group by far.

•	During Mr. Knapp’s time on MVC’s board, MVC Capital has had an extremely poor trading record. Ironsides points to FSFR’s discount to NAV as a primary concern and basis for nominating Mr. Knapp. However, MVC Capital is currently trading at a 48% discount to NAV—a significantly larger discount than FSFR’s and worse than any company in FSFR’s peer group. Additionally, MVC Capital has generally traded at a substantially larger discount compared to FSFR’s peers on an LTM, two- and three-year average basis. Mr. Knapp’s checkered track record at MVC Capital instills NO CONFIDENCE that he could assist in narrowing FSFR’s discount to NAV.

•	MVC Capital’s credit performance is substantially worse than FSFR’s peers. MVC Capital’s credit quality as measured by realized and unrealized gains/losses as a percentage of average assets is notably worse than what both FSFR and its peer group have reported. Over a three-year period, FSFR has reported 2% realized losses and its peer group reported an average of 2.4% realized losses, while MVC Capital reported 10.8% realized losses. This is not the kind of performance FSFR hopes to achieve as your Board works diligently to enhance value for all stockholders.

•	During Mr. Knapp’s long tenure at MVC Capital, MVC has experienced significant loss in capital. Due to its poor investment track record, MVC Capital’s NAV per share has declined precipitously compared to companies in FSFR’s peer group. MVC Capital’s NAV per share declined 13%, 18.3% and 24.9% over the past one-, three- and five-year periods, respectively. By contrast, the average decline of FSFR’s peer group is 4.3%, 5.9% and 8.6% over the same periods. Additionally, FSFR experienced 26% less of a decline in NAV over the past one-year period as compared with Mr. Knapp’s MVC Capital.

•	With Mr. Knapp on MVC’s board, MVC Capital has had serious reporting violations with both the SEC and NYSE. As a result of its failure to timely file its Form 10-K pursuant to SEC rules or even hold its 2015 annual meeting of stockholders, MVC Capital has been placed on the NYSE noncompliant issuers list, and has had “below compliance” and “late filer” indicators added to its ticker symbol. Surely the Lead Independent Director of a company with such a lackluster commitment to basic regulatory compliance would not be considered a credible candidate to serve on FSFR’s Board.

Given the numerous issues that Mr. Knapp, in his leading role on the MVC board, has faced and continues to face, stockholders should consider whether Mr. Knapp—with such a poor track record—has the expertise or ability to do better at FSFR—we believe not!

Simply put, FSFR stockholders deserve better than Mr. Knapp.

RICHARD COHEN: WHAT DOES HE ADD THAT FSFR DOESN’T ALREADY HAVE?

BRINGS NO RELEVANT SKILLS, EXPERIENCE OR EXPERTISE

NOT ALREADY WELL REPRESENTED ON THE FSFR BOARD

AND HAS BEEN REPEATEDLY REJECTED IN OTHER BOARD ELECTIONS

Richard Cohen, Ironsides’ other nominee, brings no experience that is not already well represented on the FSFR Board. Given the diversity, experience and qualifications of your Board, we are confident that Mr. Cohen would not be a valuable addition to FSFR. Indeed, we believe his sole role on the FSFR Board would be to serve the interests of a single stockholder —Ironsides—not those of all FSFR stockholders.

Given his recent nominations and failures, clearly FSFR is not alone in questioning what value Mr. Cohen would bring to a board. Stockholders of other companies have rejected Mr. Cohen three out of the four times he was nominated to a board and stockholder votes were held. This includes a board election just last year where Ironsides also nominated Mr. Cohen for election, along with Richard Knapp, and both were soundly defeated by incumbent nominees.

Ironsides highlights Mr. Cohen’s experience as a lawyer and his time serving on other corporate boards. However, your own Chairman, Bernard D. Berman, worked as a corporate attorney for many years and brings such perspective to the FSFR board. While we acknowledge Mr. Cohen’s background, a number of FSFR’s Board members boast similar resumes—including experience serving on other company boards—and each has more extensive knowledge of FSFR and its business than Mr. Cohen.

Plainly, the FSFR Board does not believe Mr. Cohen can contribute as much as Mr. Dimitrov, Mr. Dunn or any other current FSFR Board member.

IRONSIDES’ STATEMENTS ON A POSSIBLE BUSINESS COMBINATION ARE MISLEADING

Ironsides tries to argue that one of the best ways to deliver value to you, as an FSFR stockholder, is to sell the Company or seek a business combination with another BDC. Such a transaction would only benefit stockholders of the acquiring company, and would be potentially detrimental to FSFR stockholders for a number of reasons, including:

•	A merger or business combination at any discount to NAV (as Ironsides proposes) will result in a permanent dilution to NAV for FSFR stockholders;
•	Merging with any of the externally managed BDCs that Ironsides contends it would “gladly accept shares from”—including Golub Capital BDC, Goldman Sachs BDC and TPG Specialty Lending—would actually cause FSFR’s base management fee (currently, a low fee of 1%) to increase as a result of the higher management fees at those other BDCs (with fees ranging from 1.375% to 1.5%); and
•	Merging with any BDC would expose FSFR stockholders to the acquiring company’s credit book—many of which include volatile energy exposure (as high as 9%), substantially greater than FSFR’s current exposure of only 0.7%.

As noted above, Mr. Knapp recently acknowledged, “I’m not saying we can run the company better,” and confirmed he is only interested in the outright sale of the Company to achieve a hoped for immediate lift in share price.1 Clearly, his intention is to try to turn a quick profit at your expense and not to enhance FSFR’s performance or governance, as his proposals suggest.

In short, pursuing a transaction along the lines of what Ironsides has proposed might provide a convenient exit for its short-term investment, but would almost certainly not be in the best interests of all FSFR stockholders.

THE 2016 ANNUAL MEETING IS LESS THAN A MONTH AWAY

VOTE THE WHITE PROXY CARD TODAY

Please use the enclosed WHITE proxy card to vote TODAY by telephone, by Internet, or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Bernard D. Berman	/s/ Ivelin M. Dimitrov

Bernard D. Berman	Ivelin M. Dimitrov
Chairman	Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own!

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders May Call: (877) 717-3923 (TOLL-FREE from the U.S. and Canada)

or +(412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Green proxy card sent to you by

Ironsides, as doing so will revoke your vote on the WHITE proxy card.

If you have previously submitted a Green proxy card sent to you by Ironsides, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the 2016 Annual Meeting by voting on the enclosed WHITE proxy card.

1 The Deal, Activist Checks into Fifth Street Senior clamoring for sale, Jennifer Tekneci (March 9, 2016).

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSFR. Words such as “believes,” “expects,” “seeks,” “plans,” “should,” “estimates,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR’s filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in FSFR’s operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Michael Freitag / James Golden / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449